EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For: United Fire & Casualty Company

118 Second Avenue SE, PO Box 73909
Cedar Rapids, Iowa 52407-3909

Contact: John A. Rife, President/CEO, 319-399-5700

United Fire & Casualty Company Reports Third Quarter 2006 Results

•	Third quarter net income totaled $22.4 million, or $.81 per share / $58.8 million, or $2.30 per share, YTD
•	Third quarter revenues totaled $158.2 million / $469.2 million YTD
•	Third quarter combined ratio was 85.3%/ 90.5% YTD
•	Book value of $23.94 per share as of September 30, 2006

CEDAR RAPIDS, IA – October 23, 2006 – United Fire & Casualty Company (NASDAQ: UFCS) today reported third quarter 2006 net income of $22.4 million, or $.81 per share of basic and diluted earnings. Net income for the third quarter of 2005 was $8.0 million or $.34 per share of basic and diluted earnings. The significant improvement in our third quarter results from the third quarter of 2005 is primarily attributable to the impact Hurricane Katrina and Hurricane Rita had on our company during the third quarter of last year.

Net operating income, which is net income excluding after-tax realized investment gains and losses, for the third quarter of 2006 was $22.2 million, or $.80 per share. Net operating income for the third quarter of 2005 was $7.5 million, or $.32 per share.

Total revenues were $158.2 million in the third quarter of 2006, an increase of 5.6 percent from $149.8 million in the third quarter of 2005. Net premiums earned increased by 6.4 percent to $126.8 million in the third quarter of 2006, compared to $119.2 million in the third quarter of 2005. Investment income increased by 3.7 percent to $30.9 million in the third quarter of 2006, compared to $29.8 million in the third quarter of 2005. Net realized investment gains decreased to $.3 million in the third quarter of 2006, compared to $.6 million in the third quarter of 2005.

Pre-tax catastrophe losses, net of reinsurance, of $4.5 million for the third quarter of 2006 added 3.8 percentage points to the third quarter combined ratio, resulting in a reduction in after-tax earnings of $.11 per share. These losses were largely composed of costs incurred related to storms impacting the Midwest during the quarter and the continued development of losses incurred from storms that occurred earlier in the year. Pre-tax charges, net of reinsurance, incurred from catastrophes during the third quarter of 2005 totaled $34.4 million, which added 31.1 percentage points to the third quarter 2005 combined ratio and reduced after-tax earnings by $.95 per share. These charges were composed almost entirely of the incurred losses, loss adjustment expenses, and reinsurance reinstatement premiums resulting from Hurricane Katrina and Hurricane Rita.

“In reviewing our financial results for the quarter, I am very pleased by the progress our company has made in recovering from Hurricane Katrina, which was the costliest catastrophe in the history of our company,” said President & CEO John A. Rife. “We understand that it may be years before our company is able to close all the claims from this storm; however, the losses we incurred in the third quarter related to Hurricane Katrina had little impact on our overall financial results.

“Although catastrophe loss experience improved in the third quarter, our non-catastrophe loss ratio increased from 71.7 percent in the third quarter of 2005 to 81.5 percent in the third quarter of 2006, the result of an increase in claim severity experienced in a few of our lines of business. Despite this increase in the loss ratio, our non-catastrophe underwriting results remain strong overall. To reduce the financial impact of any future catastrophes, we have increased our catastrophe reinsurance coverage and implemented revised underwriting guidelines and policy terms in the Gulf Coast region.

“On July 17, I had the honor of ringing the NASDAQ opening bell in New York City to celebrate United Fire’s 20th anniversary of being listed on the NASDAQ Stock Market. This was an important milestone for our company and a testament to our long-term strength and stability. This event acknowledges the support and dedication of our employees, our agents, and our stockholders, whose many contributions have ensured our ongoing success in the best and worst of times.”

UNITED FIRE & CASUALTY COMPANY AND SUBSIDIARIES
Financial Results	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands Except Per Share Data and Number of Shares)	2006	2005	2006	2005
Revenues
Net premiums written	$122,956	$113,057	$389,039	$371,271
Net premiums earned	$126,849	$119,238	$370,125	$366,443
Investment income, net	30,896	29,804	90,365	87,830
Realized investment gains	301	631	8,240	4,065
Other income	131	150	476	481
Total Revenues	158,177	149,823	469,206	458,819

Benefits, Losses and Expenses
Losses and loss settlement expenses	71,346	82,708	223,860	193,708
Increase in liability for future policy benefits	4,367	4,249	13,586	12,498
Amortization of deferred policy acquisition costs	31,910	27,697	92,445	83,445
Other underwriting expenses	5,484	11,287	19,495	30,463
Interest on policyholders’ accounts	12,082	13,565	37,554	41,425
Total Benefits, Losses and Expenses	125,189	139,506	386,940	361,539

Income before income taxes	32,988	10,317	82,266	97,280
Federal income tax expense	10,562	2,362	23,447	29,808
Net income	$22,426	$7,955	$58,819	$67,472
Less preferred stock dividends and accretions	$—	$—	$—	$4,106
Earnings available to common shareholders	$22,426	$7,955	$58,819	$63,366
Net operating income	$22,230	$7,545	$53,463	$64,830
Weighted average shares outstanding	27,633,153	23,595,653	25,624,094	22,056,455
Basic earnings per common share	$0.81	$0.34	$2.30	$2.87
Diluted earnings per common share	$0.81	$0.34	$2.29	$2.85
Cash dividends declared per common share	$0.12	$0.12	$0.36	$0.36

Following is a discussion of our year-to-date results.

For the nine month period ended September 30, 2006, net income was $58.8 million, or $2.30 per share. For the nine month period ended September 30, 2005, net income was $67.5 million or $2.87 per share (after providing for the dividend and accretion on convertible preferred stock). Diluted earnings for the nine month period ended September 30, 2006, were $2.29 per share. Diluted earnings for the nine month period ended September 30, 2005, were $2.85 per share. Net realized investment gains (before tax) were $8.2 million for the nine month period ended September 30, 2006, compared to net realized investment gains (before tax) of $4.1 million for the nine month period ended September 30, 2005. The improvement in net realized investment gains is primarily attributable to the $3.4 million gain recognized on the sale of American Indemnity Company.

Net operating income for the nine month period ended September 30, 2006, was $53.5 million, or $2.09 per share, compared to net operating income of $64.8 million, or $2.75 per share (after providing for the dividend and accretion on convertible preferred stock), for the nine month period ended September 30, 2005. This decrease was primarily due to the impact our catastrophe losses had on our results for the first nine months of 2006.

Pre-tax catastrophe losses for the nine months ended September 30, 2006, net of reinsurance, of $57.9 million added 16.9 percentage points to the combined ratio, resulting in a reduction in after-tax earnings of $1.47 per share. Comparatively, pre-tax charges, net of reinsurance, of $40.4 million for the nine month period ended September 30, 2005, added 11.5 percentage points to the combined ratio, resulting in an after-tax earnings impact of $1.19 per share.

Following is a discussion of third quarter 2006 results for each business segment.

Property and casualty insurance segment

In the third quarter of 2006, our property and casualty insurance segment’s pre-tax income was $28.5 million, compared to pre-tax income of $6.5 million in the third quarter of 2005. The improvement is primarily attributable to the impact of Hurricane Katrina and Hurricane Rita on our third quarter 2005 financial results.

Net premiums written in the third quarter of 2006 were $114.6 million, compared to $104.6 million in the third quarter of 2005. The increase in net premiums written is attributable to increases in both policy retention and new premium writings achieved in the third quarter of 2006. The favorable impact these factors had on our net premiums written was partially diminished by the continuation of pricing decreases in several of our lines of business. In aggregate, our commercial premium prices decreased by approximately 5.0 percent during the third quarter of 2006. Exceptions included property lines in geographic areas that are prone to catastrophic loss resulting from hurricanes and earthquakes. In these areas, we are attempting to increase rates and we have implemented or are implementing stricter underwriting guidelines and policy terms. The personal lines environment is very competitive particularly in the automobile line of business.  In the homeowners line of business, we have experienced flat to single digit pricing decreases in the Midwest, while in coastal areas pricing has continued to firm. The increases we have experienced recently in net premiums written has resulted in increased levels of net premiums earned.

Losses and loss settlement expenses decreased to $67.8 million in the third quarter of 2006 from $78.0 million in the third quarter of 2005. The improvement between quarters is attributable to the impact Hurricanes Katrina and Rita had on our third quarter 2005 underwriting results. While our catastrophe loss experience has improved, our non-catastrophe loss ratio has increased to 81.5 percent during the third quarter of 2006 from 71.7 percent in the third quarter of 2005, due to an increase in claim severity experienced in our fire, other liability, workers’ compensation, and commercial auto lines of business during the third quarter of 2006. Despite the increase in the non-catastrophe loss ratio during the third quarter, our non-catastrophe underwriting results for the year remain strong, which reflects the low levels of claims frequency we have experienced.

The net loss ratio, which includes loss settlement expenses, was 57.5 percent for the third quarter of 2006 versus 71.2 percent for the third quarter of 2005. The decrease in net loss ratio reflects the impact that the catastrophe loss experience had on our third quarter 2005 underwriting results. The third quarter 2006 commercial lines net loss ratio (including reinsurance) was 57.2 percent, compared to 58.5 percent in the third quarter of 2005. The third quarter 2006 personal lines net loss ratio was 60.8 percent, compared to 202.6 percent in the third quarter of 2005. The significant improvement in the personal lines results had a limited impact on our overall net loss ratio because our personal lines business represents less than 10.0 percent of our overall net premium volume. The improvement is primarily attributable to the impact of Hurricane Katrina and Hurricane Rita on our third quarter 2005 financial results.

The expense ratio was 27.8 percent in the third quarter of 2006, compared to 31.6 percent in the third quarter of 2005. The improvement in the expense ratio is attributable to the impact that Hurricane Katrina and Hurricane Rita had on our ability to defer underwriting costs during the third quarter of 2005.

President & CEO John A. Rife commented, “Commercial and personal premium prices continued to decrease in the third quarter, but at a slower pace than we had been experiencing earlier this year. Despite the pricing decreases, net written premiums increased to $114.6 million, largely a result of our underwriters’ commitment to writing quality new business and retaining desirable renewal business.

“On July 1, our company launched the Signature Premier Homeowners Program in Iowa, Illinois, Indiana, Minnesota and Wisconsin. This new program is designed exclusively for people who own newer custom-built homes valued between $.4 million and $2.0 million, offering increased coverage limits and several additional coverages.

“Our personal lines agents in the Midwest have expressed a strong interest in this new program, which we feel is one of the best in the industry based on its competitive coverage and pricing. We expect sales increases as the Signature Premier Homeowners Program is introduced in additional states, balancing some of the sharp rate decreases we’ve experienced in our personal auto line of business.”

Property & Casualty Insurance Financial Results:	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in Thousands)	2006	2005	2006	2005
Revenues
Net premiums written	$114,614	$104,600	$364,223	$347,263
Net premiums earned	$117,880	$109,578	$343,022	$338,043
Investment income, net	10,802	9,020	29,274	25,648
Realized investment gains	310	532	6,568	2,440
Other income (loss)	(45)	—	(45)	—
Total Revenues	128,947	119,130	378,819	366,131

Benefits, Losses and Expenses
Losses and loss settlement expenses	67,764	78,013	212,252	179,812
Amortization of deferred policy acquisition costs	29,394	24,873	84,897	74,898
Other underwriting expenses	3,323	9,768	13,180	25,236
Total Benefits, Losses and Expenses	100,481	112,654	310,329	279,946

Income before income taxes	28,466	6,476	68,490	86,185
Federal income tax expense	9,001	1,010	18,632	25,904
Net income	$19,465	$5,466	$49,858	$60,281

Life insurance segment

In the third quarter of 2006, our life insurance segment recorded pre-tax income of $4.5 million, compared to $3.8 million for the third quarter of 2005. This improvement was the result of a combination of factors. Total revenues diminished as the result of a $.7 million decrease in net premiums earned and a $.7 million decrease in investment income. The decrease in premiums earned was primarily due to the runoff of our credit life business, which we ceased writing business in 2004. The decrease in our investment income reflects the impact that recent increased levels of annuity withdrawals experienced has had on our level of assets available for investment. The decreased level of revenues was more than offset by decreases in our total benefits, losses and expenses. These decreases include a $1.1 million decrease in losses and loss settlement expenses, which is the result of an improvement in mortality experience during the third quarter of 2006 as compared to the third quarter of 2005. This was accompanied by a $1.5 million decrease in the provision for interest on policyholders’ accounts, which is attributable to an increase in annuity withdrawals we have experienced.

The principal product of our life insurance segment is the single premium deferred annuity. Pursuant to U.S. generally accepted accounting principles (GAAP), we do not report annuity deposits as net premiums earned. Rather, annuity deposits are recorded as liabilities for future policyholder benefits. Revenues for annuities consist of policy surrender charges and investment income earned on policyholder deposits. In the third quarter of 2006, annuity deposits were $38.4 million, compared to $13.0 million in the third quarter of 2005. The increased level of annuity deposits is primarily due to an increase in renewals of existing annuities during the third quarter of 2006, resulting from an increase in our interest rates which enhanced the desirability of our annuities compared to other options such as CDs. These deposits were more than offset by annuity surrenders and withdrawals of $43.4 million in the third quarter of 2006, compared to $24.7 million in the third quarter of 2005. The increase in surrenders and withdrawals is primarily attributable to our annuitants seeking alternative investment opportunities to a greater extent in 2006 than in 2005.

“It was another strong quarter for our life insurance segment, with steady investment income and continued strong sales of our annuities and single premium whole life products,” said President & CEO John A. Rife. “However, annuity reserves continued to decline in the third quarter as annuitants sought alternative savings options, such as CDs.

“On September 1, Marketing Representative Kent Hutchins was promoted to vice president and general manager of our life subsidiary, United Life Insurance Company. This position was previously held by Sam Hague, who resigned from our company as executive vice president in July 2006 due to disability.

“In his new position, Kent is responsible for the day-to-day operations of our life insurance segment, providing leadership and direction to a 45-member staff and 940-member agency force. I am confident that Kent will be a valuable addition to our management team, and I look forward to working with him as United Life continues to prosper.”

Life Insurance Financial Results:	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in Thousands)	2006	2005	2006	2005
Revenues
Net premiums written	$8,342	$8,457	$24,816	$24,008
Net premiums earned	$8,969	$9,660	$27,103	$28,400
Investment income, net	20,094	20,784	61,091	62,182
Realized investment gains (losses)	(9)	99	1,672	1,625
Other income	176	150	521	481
Total Revenues	29,230	30,693	90,387	92,688

Benefits, Losses and Expenses
Losses and loss settlement expenses	3,582	4,695	11,608	13,896
Increase in liability for future policy benefits	4,367	4,249	13,586	12,498
Amortization of deferred policy acquisition costs	2,516	2,824	7,548	8,547
Other underwriting expenses	2,161	1,519	6,315	5,227
Interest on policyholders' accounts	12,082	13,565	37,554	41,425
Total Benefits, Losses and Expenses	24,708	26,852	76,611	81,593

Income before income taxes	4,522	3,841	13,776	11,095
Federal income tax expense	1,561	1,352	4,815	3,904
Net income	$2,961	$2,489	$8,961	$7,191

Financial condition and supplementary financial information

At September 30, 2006, our consolidated total assets were $2.8 billion, compared to $2.7 billion at December 31, 2005. Stockholders’ equity at September 30, 2006, was $661.5 million, with a book value of $23.94 per share, versus stockholders’ equity of $500.2 million, with a book value of $21.20 per share, as of December 31, 2005. Stockholders’ equity included $90.4 million of after-tax net unrealized investment gains as of September 30, 2006, compared to $86.4 million of after-tax net unrealized investment gains as of December 31, 2005.

Consolidated Financial Condition:	September 30, 2006	December 31, 2005
(Dollars in Thousands Except Per Share Data)	(unaudited)
Total assets	$2,783,923	$2,721,924
Total stockholders' equity	661,521	500,212
Total stockholders' equity (book value) per share	23.94	21.20
Total cash and investments	2,378,375	2,254,421

P&C Supplementary Financial Analysts’ Data:	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in Thousands)	2006	2005	2006	2005

GAAP combined ratio:
Net loss ratio	57.5%	71.2%	61.9%	53.2%
Expense ratio	27.8%	31.6%	28.6%	29.6%
Combined ratio	85.3%	102.8%	90.5%	82.8%
Combined ratio (without catastrophes)	81.5%	71.7%	73.6%	71.3%

Statutory combined ratio:
Net loss ratio	58.5%	71.2%	62.5%	53.2%
Expense ratio	28.6%	33.2%	29.1%	31.1%
Combined ratio	87.1%	104.4%	91.6%	84.3%
Combined ratio (without catastrophes)	83.3%	73.3%	74.7%	72.8%

Personal and commercial* lines underwriting analysis:
Net premiums earned - personal lines	$9,199	$9,619	$28,084	$31,902
Losses and loss settlement expenses - personal lines	5,594	19,490	25,572	31,097
Personal lines net loss ratio	60.8%	202.6%	91.1%	97.5%

Net premiums earned - commercial lines	$108,681	$99,959	$314,938	$306,141
Losses and loss settlement expenses - commercial lines	62,170	58,523	186,680	148,715
Commercial lines net loss ratio	57.2%	58.5%	59.3%	48.6%
*Commercial lines information includes reinsurance results

Non-GAAP Financial Measures

We believe that disclosure of certain non-GAAP financial measures enhances investor understanding of our financial performance. The non-GAAP financial measures we utilize in this release are net operating income, net premiums written, catastrophe losses, statutory combined ratio, and annuity deposits. Net operating income is a key measure used by management and investors to monitor the operating results of a company’s core business. Net premiums written, catastrophe losses, statutory combined ratio, and annuity deposits are statutory financial measures prepared in accordance with statutory accounting rules as prescribed by the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual.

Net operating income: The difference between net income and net operating income is the inclusion in net income of after-tax realized investment gains and losses. We utilize net operating income because we believe it is a useful measure of the underlying performance of our core business. Management and investors commonly evaluate operating earnings as an indicator of a company’s financial performance. This measure also is described as net income before after-tax realized investment gains and losses. Because our calculation of net operating income may differ from similar measures used by other companies, investors should be careful when comparing our measure of net operating income to that of other companies.

(Dollars in Thousands Except Per Share Data)
Third Quarter	Net Income	After-Tax Realized Gains	Net Operating Income	Net Income/Net Operating Income Per Share
2006	$22,426	$(196)	$22,230	$0.81	/	$0.80
2005	7,955	(410)	7,545	0.34	/	0.32

Year to date	Net Income	After-Tax Realized Gains	Net Operating Income	Net Income/Net Operating Income per share*
2006	$58,819	$(5,356)	$53,463	$2.30	/	$2.09
2005	67,472	(2,642)	64,830	2.87	/	2.75
*Per share amounts are calculated after providing for any applicable dividend and accretion on convertible preferred stock.

Net premiums written: Net premiums written is a statutory accounting measure representing the amount of premiums charged for policies issued during the period. We report these premiums as revenue as they are earned over the underlying policy period. We report net premiums written applicable to the unexpired term of a policy as unearned premium. We evaluate net premiums written as a measure of business production for the period under review.

(Dollars in Thousands)
Third Quarter	Net Premiums Written	Net Change in Unearned Premium	Net Premiums Earned
2006	$122,956	$3,893	$126,849
2005	113,057	6,181	119,238
Year to date	Net Premiums Written	Net Change in Unearned Premium	Net Premiums Earned
2006	$389,039	$(18,914)	$370,125
2005	371,271	(4,828)	366,443

Catastrophe losses: A catastrophe loss is a single incident or series of closely related incidents causing severe insured losses. Catastrophes are, by their nature, unpredictable. The frequency and severity of catastrophic losses we experience in any year affect our results of operations and financial position. In analyzing the underwriting performance of our property and casualty insurance segment, we evaluate performance both including and excluding catastrophe losses. The Insurance Services Office (ISO), a supplier of property and casualty statistical data, defines as catastrophes those events that cause $25.0 million or more in industry-wide direct insured losses to property and that affect a significant number of insureds and insurers (“ISO catastrophes”). We use this definition, but we also include as catastrophes those events we believe are, or will be, material to our operations, either in amount or in number of claims made. For the quarter ended September 30, 2006, we had no losses from non-ISO catastrophes, compared to $.1 million for the quarter ended September 30, 2005. For the nine month period ended September 30, 2006 and 2005 losses from non-ISO catastrophes totaled $.2 million and $.5 million, respectively. Portions of our catastrophe losses may be recoverable under our catastrophe reinsurance agreements.

Statutory combined ratio: The combined ratio is a commonly used financial measure of underwriting performance. A combined ratio below 100 percent indicates a profitable book of business. The combined ratio is the sum of two separately calculated ratios, the loss and loss settlement expense ratio (referred to as the “net loss ratio”) and the underwriting expense ratio (the “expense ratio”). When prepared in accordance with U.S. GAAP, the net loss ratio is calculated by dividing the sum of losses and loss settlement expenses by net premium earned. The expense ratio is calculated by dividing non-deferred underwriting expenses and amortization of deferred policy acquisition costs by net premiums earned. When prepared in accordance with statutory accounting principles, the net loss ratio is calculated by dividing the sum of losses and loss settlement expenses by net premium earned; the expense ratio is calculated by dividing underwriting expenses by net premiums written.

Annuity deposits: Funds deposited with an insurance company in return for an annuity contract.

* * *

United Fire & Casualty Company is a regional insurer that, along with its insurance subsidiaries, offers personal and commercial property and casualty insurance and life insurance. Its products are marketed principally through its regional offices in Cedar Rapids, Iowa (company headquarters); Denver, Colorado; and Galveston, Texas. For the fourteenth consecutive year, United Fire & Casualty Company has been named to the Ward’s 50, a respected benchmark group of the industry’s top-performing insurance companies. For more information about United Fire & Casualty Company and its products and services, visit our website, www.unitedfiregroup.com.

Disclosure of forward-looking statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about our Company, the industry in which we operate, and beliefs and assumptions made by management. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “continues,” “seeks,” “estimates,” “predicts,” “should,” “could,” “may,” “will continue,” “might,” “hope” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Among the factors that could cause our actual outcomes and results to differ are the following:

•	the adequacy of our reserves established for Hurricanes Katrina and Rita, which are based on management estimates;
•	developments in domestic and global financial markets that could affect our investment portfolio and financing plans;
•	additional government and NASDAQ policies relating to corporate governance, and the cost to comply;
•	changing rates of inflation;
•	the valuation of invested assets;
•	the valuation of pension and post-retirement benefit obligations;
•	the calculation and recovery of deferred policy acquisition costs;
•	the resolution of legal issues pertaining to the World Trade Center catastrophe;
•	the ability to maintain and safeguard the security of our data;
•	the resolution of regulatory and legal issues pertaining to Hurricane Katrina; and
•	our relationship with our reinsurers.

These are representative of the risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from what is expressed in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission (the “SEC”), we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Part I Item 1A “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2005 filed with the SEC on March 1, 2006, in our registration statement on Form S-3 filed with the SEC on April 10, 2006, in the “Risk Factors” section of our Final Prospectus Supplement filed with the SEC on May 12, 2006, and in our report on Form 10-Q for the quarter ended June 30, 2006, filed with the SEC on July 31, 2006.